PETRO UNION, INC.
                        123 Main Street, Suite 300
                           Evansville, IN  47708
                              (812) 424-6745
                            Fax: (812) 424-3576





February 8, 1997

Mr. Jack Piedmonte, President
NEWSTAR ENERGY USA, INC.
104 West Front Street
Monroe, Michigan  48161

          Re:  Letter Agreement
               Horizontal Drilling Services

Dear Jack:

          This letter will serve as a agreement between Petro Union as a service contractor and Newstar as the Operator whereby Petro will provide its short radius horizontal drilling services on a limited turnkey basis. Newstar agrees to contract such services for a quantity of twenty (20) wells in the Dundee Oil Field located in Michigan in accordance with the terms and conditions below.

          A. Petro shall provide equipment, technology and services necessary to operate its system with the operation of the horizontal drilling equipment exclusively by Petro. Petro's equipment shall include the angle building assemblies, lateral assemblies, control house with single conductor cable on hydraulic reel, flexible curve and lateral drill pipe, anti-whirl bi-center PDC bits, survey equipment and other such equipment as identified on Exhibit "A".

          B. Newstar shall provide drilling/support equipment and third party services as identified on Exhibit "B" to facilitate the horizontal drilling operations. Newstar as operator shall obtain all necessary drilling permits and provide the necessary ingress and egress to the well locations with roads and sites suitable for highway equipped vehicles. Newstar shall furnish Petro all necessary information to plan and executed safe drilling activities and shall use all reasonable means to provide equipment and well conditions for safe and efficient operations.

          C. This agreement shall remain in force and effect for a period of one (1) year or until the horizontal drilling operations are completed on the twenty (20) wells, whichever occurs first.

               2.   The balance of the fees, expenses, and
charges herein provided are due and payable to Petro upon completion of each well.

          L. Each well will be deemed completed; when horizontal drilling activities have been performed in accordance with the proposed well plan; if Petro and Newstar mutually agree to stop work; or Newstar elects to halt operations.

          M. In the event that Petro terminates the work after commencement of operations but before all operation have been completed according to the proposed well plan because Petro acting in good faith and reasonable, determines there is unacceptable danger to the tools and equipment in the hole, and unsurmountable technical problem encountered or geological/geophysical condition, whether unforeseen or not, Petro shall be entitled to fifty percent (50%) of the rates, charges, and expenses that Petro would have earned under this agreement for that well.

          N. If either party is rendered unable wholly or in material part, by reason of Force Majeure to carry out any of its obligations hereunder, other than obligations to pay money, then on such party giving notice and particulars in writing to the other party within a reasonable time after the occurrence of the cause relied upon, such obligations shall be suspended. Force Majeure shall include acts of God, laws and regulations, government action, war, civil disturbances, strikes, lightening, fire, flood, washout storm, breakage or accident to equipment or machinery, and any other causes that are not reasonably within the control of the party so affected.

          O. It is understood that Petro is an independent contractor with the authority to control and direct the performance of the details of the work.

          P. Failure by Newstar to use Petro's services on twenty (20) wells within one (1) year shall cause Newstar to forfeit any right for credit or claim upon Petro for funds advanced to Petro according to paragraph E that remain outstanding at that time.

          Q. Newstar will have a representative on location to supervise well preparation services and available for onsultation throughout the horizontal drilling operations.

          R. Any disputes and controversies between the parties arising out of or in connection with this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association.

          S. At the expiration of this Agreement it is the intent of Newstar and Petro to enter into good faith negotiations for an ongoing alliance, joint venture, or formal relationship for the mutual benefit through the use of Petro's horizontal drilling technology.

          T. Neither party may assign this Agreement without the prior written consent of the other party and prompt notice of any such intent shall be given to the other party.

          U. This Agreement and attached Exhibits constitutes the sole understanding of the parties and supersedes any previous agreements or understanding with respect to the subject matter hereof. No amendments, modifications or alterations of the agreement shall be binding unless done in writing and duly executed by both parties.

          V. The terms and provisions of this Agreement shall be construed under the laws of the State of Indiana.

          We trust that you find the terms and conditions are acceptable and this Agreement is the beginning of a long and mutually profitable relationship.

Respectfully submitted,


/s/ Richard W. Wedel
Richard W. Wedel, President
Petro Union, Inc.



Accepted this the 8th day of February, 1997




Jack Piedmont, President
NEWSTAR ENERGY USA, INC.